Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134737) of Mueller Water Products, Inc. of our report dated November 28, 2007 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 28, 2007